August 22, 2001




Joseph C. Neuberger, President
Zodiac Trust
615 East Michigan Street, 2nd Floor
Milwaukee, WI 53202

          Re: Subscription for Shares of the Conning Money Market Portfolio, a series of the Zodiac Trust (the "Portfolio")

Dear Mr. Neuberger:

     Conning Asset Management Company offers to purchase from Zodiac Trust shares of beneficial interest of the Portfolio at a price of $1.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable, upon issuance of such shares and receipt of said payment by the Portfolio as follows:

Portfolio:                                                      Purchase Price:
---------                                                       --------------
Conning Money Market Portfolio                                   $100,000.00

     Conning Asset Management Company hereby represents and warrants that these shares of beneficial interest will be held for investment purposes and are not being purchased with any present intent of redeeming or selling the same.

                                           Sincerely,

                                           Conning Asset Management Company

                                           By: /s/ Frank D. Campbell
                                               ---------------------------
                                           Name: Frank D. Campbell
                                                 -------------------------
                                           Title: Executive Vice President
                                                  ------------------------

Accepted and Agreed to this 22nd
day of August, 2001.

Zodiac Trust

By: /s/ Joseph C. Neuberger
    -----------------------
Name: Joseph C. Neuberger
      ---------------------
Title: President
       --------------------